MDU RESOURCES GROUP, INC.

                 DIRECTORS' COMPENSATION POLICY

Each Director who is not a full-time employee of the Company shall receive compensation made up of annual cash retainers, common stock, meeting fees and post-retirement income:

Annual Retainers

     The Board service annual cash retainer shall be $13,000. That of the Chairman of the Board shall be four times that of the other Directors. The annual retainer for service as Chairman of the Audit or Nominating Committee shall be $2,500 and of the Compensation or Finance Committee, $4,000. Such retainers shall be paid in monthly installments.

     A minimum of $1,000 of the annual cash retainer shall be deferred under the Amended and Restated Deferred Compensation Plan for Directors adopted on February 13, 1992 and effective January 1, 1992. If the Chairman of the Board is a retired employee such deferral need not be made and this Plan shall not apply. The Plan permits a Director to defer all or any portion of the annual cash retainer above the mandatory $1,000 deferral. The amount deferred is recorded in each participant's deferred compensation account and credited with income in the manner prescribed in the Plan. For further details, reference is made to the Plan, a copy of which is attached.

     Each Director shall receive 450 shares of Common Stock on or about the 15th business day following the annual meeting of stockholders. A Director may decline a stock payment for any plan year, in writing in advance of the plan year to which stock payment relates. No cash compensation shall be paid in lieu thereof. By written election a Director may reduce the cash portion of the annual retainer and have that amount applied to the purchase of additional shares. The election must be made on a form provided by the administrative committee and returned to the committee at least six months prior to the applicable annual meeting of stockholders. The election remains in effect until changed or revoked. No election may be changed or revoked for the current year, but may be changed for a subsequent year. For further details, reference is made to the Non-Employee Director Stock Compensation Plan, a copy of which is attached.

Board and Committee Meeting Fee

     The fee for each Board meeting attended shall be $1,000 and for each meeting attended of each Committee of which the Director is a member, and for attendance at Planning and Pension meetings, shall be $1,000, payable only to Directors who are not full-time employees of the Company.

Post-Retirement Income

     After retirement from the Board, each Director who does not receive a pension benefit from the Company is entitled to receive annual compensation in an amount equal to the sum of all annual retainers being received by the Director at the time of the Director's retirement. "Annual compensation" shall include the value of the 450 shares of Common Stock at the time of retirement. The dollar value included in the calculation of the amount of annual compensation shall be the average of the high price and the low price of the Common Stock as traded on the New York Stock Exchange on the day of the annual meeting or, if no stock is traded on that day, then the average on the day next preceding the annual meeting date on which Common Stock was traded. The annual compensation will be paid to the Director (or to the Director's named beneficiary in the event the Director dies after retirement and while the Director is still being paid the annual compensation) in equal monthly installments over a period of time equal to the period of service of the Director on the Board. Should a Director die while in office, annual compensation will be paid to the Director's named beneficiary in an amount equal to the sum of all annual retainers being received by the Director at the time of the Director's death. The annual compensation will be paid in equal monthly installments over a period of time equal to the period of service of the deceased on the Board.

     If there is a "change in control" (as hereinafter defined) then within 14 days thereafter the following actions shall be taken:

     (1) The Post-Retirement Income of each Director currently serving on the Board and entitled to receive such Income shall be calculated as if the Director had retired immediately prior to the change in control.

     (2) The entire amount of the Post-Retirement Income (as calculated under the preceding paragraph) to which each Director is entitled shall be paid to each Director in a lump sum.

     (3) Each retired Director who, at the time the change in control occurs, is retired and is receiving, or is entitled to receive, Post-Retirement Income, shall receive all remaining Post-Retirement Income which has not been paid to the retired Director (or the retired Director's beneficiary) in a lump sum and not in installments.

     "Change in control" shall mean the earlier of the following to occur: (a) the public announcement by the Company or by any person (which shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company) ("Person") that such Person, who or which, together with all Affiliates and Associates (within the meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (17 C.F.R. 240.12b-2)) of such Person, shall be the beneficial owner of twenty percent (20%) or more of the voting stock then outstanding; (b) the commencement of, or after the first public announcement of any Person to commence, a tender or exchange offer the consummation of which would result in any Person becoming the beneficial owner of voting stock aggregating thirty percent (30%) or more of the then outstanding voting stock; (c) the announcement of any transaction relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (17 C.F.R. 240.14a-101, item 6(e)); (d) a proposed change in the constituency of the Board of Directors of the Company such that, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or nomination for election by the shareholders of the Company of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were members of the Board of Directors of the Company at the beginning of the period; or (e) any other event which shall be deemed by a majority of the Compensation Committee of the Board of Directors of the Company to constitute a "change in control."

Directors Emeritus

     The Board of Directors may elect from those persons who have been members of the Board of Directors, Directors Emeritus. Those elected shall have served as a Director for at least ten years. The designation as a Director Emeritus may be renewed annually by the Board of Directors, but not beyond the fifth year following the Director's retirement from the Board of Directors.

     Each person so designated may, from time to time, be invited by the Chairman of the Board to participate as a nonvoting member of the Company's Board of Directors. A Director Emeritus so participating shall receive no meeting fee although reimbursement for reasonable travel expenses in connection with attendance at the meeting will be provided.

Travel Expense Reimbursement

     All Directors will be reimbursed for reasonable travel expenses including spouse's expenses (providing the spouse participates in ALL business, community, spouse-specific and social events), in connection with attendance at meetings of the Company's Board of Directors and its committees. If the travel expense is related to the reimbursement of commercial airfare, such reimbursement will not exceed full-coach rate. If the travel expense is related to reimbursement of non-commercial airfare, such reimbursement will not exceed the rate for comparable travel by means of commercial airline at the first-class rate.

Directors' Liability

     Article Seventeenth of the Company's Certificate of Incorporation provides that no Director of the Company shall be liable to the Company or its stockholders for breach of fiduciary duty as a Director. Section 7.07 of the Company's Bylaws requires the Company to indemnify fully a Director against expenses, attorneys fees, judgments, fines and amounts paid in settlement of any suit, action or proceeding, whether civil or criminal, arising from an action of a Director by reason of the fact that the Director was a Director of Montana-Dakota Utilities Co. or MDU Resources Group, Inc.

     There are exceptions to these protections: breaches of the Directors' duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, violation of
Section 174 of the Delaware General Corporation Law (relating to unlawful declaration of dividends and unlawful purchase of the company's stock), and transactions from which the Director derived an improper personal benefit (including short-swing profits under Section 16(b) of the Securities Exchange Act of 1934).

     The Company has and does maintain Directors' and Officers' liability insurance coverage with a $75,000,000 limit.

Insurance Coverages

     The Company maintains the following insurance for protection of its Directors as they carry out the business of MDU Resources
Group, Inc.

     1. General liability and automobile liability insurance:

          The Directors are afforded coverage under the general liability and automobile liability insurance of the Company. The policy limitation is $75,000,000 in excess of the $500,000 per occurrence retention for general liability and $250,000 per occurrence retention for automobile liability which the Company has elected to self insure.

     2.   Fiduciary and employee benefit liability insurance:

          The Directors are afforded coverage under the fiduciary and employee benefits liability insurance of the Company. The policy has a $35,000,000 limit with no deductible applicable to the Director.

     3.   Aircraft liability insurance:

          The Company's existing aircraft liability insurance policy extends coverage while a non-owned aircraft is used by a Director in traveling to and from Director or Board committee meetings. This insurance coverage constitutes excess liability coverage in the amount of $200,000,000.

     In the case of aircraft owned by a Director, this coverage is excess over and above primary insurance which must be carried personally by a Director on the owned aircraft. Before coverage over and above primary insurance will be provided, a Certificate of Insurance from the Director must be received, submitted to the Company's insurance carrier and approved. The Company's insurance carrier shall have the right to determine the amount and limits of coverage.

     3.   Travel and Sojourn insurance:

          All Directors are protected by a group insurance policy with coverage of $250,000 that provides
          24-hour accident protection while traveling on Company business.

          Coverage in all instances begins at the actual start of a business trip and ends when the Director returns to his/her home or regular place of employment.

          The beneficiary of the insurance will be that beneficiary recorded on a beneficiary designation card provided by the Company.

          4.  Group Life Insurance:

          All outside Directors are protected by a non-contributory group life insurance policy with coverage of $100,000.

          The coverage begins the day the Director is elected to the Board of Directors and terminates when the Director ceases to be an outside Director.

          A Certificate of Insurance shall be provided to the Director and the beneficiary of the insurance will be that beneficiary recorded on a beneficiary designation card provided by the Company.

          This protection is considered taxable compensation under current tax laws. Consequently, the Company will provide each Director annually on Form 1099 the amount of taxable income related to this coverage.